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                                    Exhibit F

                       CHARTER OF THE NOMINATING COMMITTEE

ORGANIZATION

The Nominating Committee (the "Committee") of the Boards of Trustees (each a "Board" and together the "Boards") for the registered investment companies (each a "Fund" and collectively, the "Funds") listed on Exhibit A attached hereto shall be composed solely of Trustees who are not "interested persons" of each Fund as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the "Independent Trustees"). The Board of each Fund shall appoint the members of the Committee and shall designate the Chairman of the Committee. The Committee may or may not include all of the Independent Trustees. The Committee shall have authority to retain outside counsel and other advisers it deems appropriate and shall have the sole authority to approve the compensation and other terms of their retention.

RESPONSIBILITIES

The Committee shall identify individuals qualified to serve as Independent Trustees of the Fund and shall recommend its nominees for consideration by the full Board.

While the Committee is solely responsible for the selection and nomination of the Fund's Independent Trustees, the Committee may consider nominations for the office of Trustee made by Fund shareholders or by management in the same manner as it deems appropriate. Shareholders who wish to recommend a nominee should send nominations to the Secretary of the Fund, include all appropriate biographical information and set forth the qualifications of the proposed nominee. The Secretary of the Fund will forward all nominations received to the Committee.

IDENTIFICATION AND EVALUATION OF POTENTIAL NOMINEES

In identifying and evaluating a person as a potential nominee to serve as an Independent Trustee of the Fund, the Committee should consider all factors it deems relevant, including:

     - the contribution which the person can make to the Board, with consideration being given to the person's business and professional experience, education and such other factors as the Committee may consider relevant;

     -   the character and integrity of the person;

     - whether or not the person is an "interested person" as defined in the Investment Company Act of 1940 and whether the person is otherwise qualified under applicable laws and regulations to serve as a Trustee or Independent Trustee of the Fund;

     - whether or not the person has any relationships that might impair his or her independence, such as any business, charitable, financial or family relationships with Fund management, the investment adviser or manager of the Fund, Fund service providers or their affiliates;

     -   whether or not the person is financially literate;

     - whether or not the person serves on boards of, or is otherwise affiliated with, competing financial service organizations or their related investment company complexes;

     - whether or not the person is willing to serve, and willing and able to commit the time necessary for the performance of the duties of a Trustee of the Fund;

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     -   whether or not the selection and nomination of the person would be inconsistent with the requirements of any other Fund policy.

NOMINATION OF TRUSTEES

AFTER A DETERMINATION BY THE COMMITTEE THAT A PERSON SHOULD BE NOMINATED AS AN INDEPENDENT TRUSTEE OF THE FUND, THE COMMITTEE SHALL PRESENT ITS RECOMMENDATION TO THE FULL BOARD FOR ITS CONSIDERATION AND, WHERE APPROPRIATE, TO THE INDEPENDENT TRUSTEES.

QUORUM

A majority of the members of the Committee shall constitute a quorum for the transaction of business, and any act of a majority of the members of the Committee present at any meeting at which there is a quorum shall be an act of the Committee.

MEETINGS

The Committee may meet either on its own or in conjunction with meetings of the Board. Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment provided that all persons participating in the meeting can hear each other and participate fully. The Committee may take action by unanimous written consent in lieu of a meeting.

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